Exhibit 10.1

Execution Copy

PROPANE SALES CONTRACT

This Propane Sales Contract (this “Contract”) is entered into effective May 1, 2008 between Spectra Energy Propane LLC (“Seller”) and Gas Supply Resources LLC (“Buyer”). (Seller and Buyer being referred to collectively as the “Parties” and individually, as a “Party”)

CONTRACT REF. NO.: 1

2.	SELLER

Spectra Energy Propane LLC

5400 Wecthcimer Court

Houston TX, USA 77056

Attention: William S. Garner

3.	BUYER

Gas Supply Resources LLC

5817 Westheimer, Suite 2000

Houston, TX 77057

Attention: Richard M. Paul, Jr.

4.	TERM

The term of this Contract shall run during the period from May 1, 2008 to April 30, 2014, The Term shall he divided into contract years (each, a “Contract Year”) commencing on May 1 and ending, on the next succeeding April 30.

5.	ASSIGNMENT

This Contract shall extend to and be binding upon the successors and assigns of the Parties, but neither this Contract nor any part, specifically including the right to receive payment, shall be assigned or transferred by either Party or by law without the prior written consent of the other Party which shall not be unreasonably withheld, and any assignment or transfer made by either Party without the other Party’s written consent need not be recognized by and shall not be binding upon the other Party.

6.	GRADE AND QUALITY

Fully Refrigerated Propane (herein, the “Product”).

7.	SPECIFICATIONS

All Product delivered to Buyer shall comply with GPA 2140-HD5 specifications as published by the National Gas Processors Association (NGPA) and in effect on the date that Product is unloaded into the Teppco Tidewater propane terminal located in the Port of Providence, Providence, Rhode Island (the “Delivery Point”). Ethane content shall be less than 2%. Acceptance by Buyer of Product delivered under this Contract shall constitute a waiver of any claim against Seller based on the failure of the Product to meet such specifications.

8.	QUANTITY

The maximum annual quantity of Product to be delivered and received during any Contract Year the Term is 225,000 Metric Tons plus 5% Buyer’s operational tolerance, and the minimum annual quantity of Product to be delivered and received during any Contract Year during the Term is 190,000 Metric Tons less 5% Buyer’s operational tolerance. By March 31 of each year, the parties may mutually agree in writing to increase or decrease the maximum or minimum annual quantities. The annual quantity for each Contract Year shall be nominated as provided in Section 9.

9.	NOMINATIONS AND DELIVERY

The quantity of Product to be delivered by Seller and purchased by Buyer in each Contract Year shall, subject to the maximum and minimum annual quantities, be nominated by Buyer on or before the April 15 immediately preceding such Contract Year; provided, however, that the quantity of Product for the first Contract Year shall be nominated at the same time as this Contract is executed. At the same time as Buyer provides Seller with its nomination for a Contract Year, Buyer shall provide Seller with a report (a “Delivery Schedule”) that estimates the quantity of Product that it will require to be delivered during each Delivery Period in such Contract Year. Each Delivery Schedule shall be in the form and contain the information set out in Schedule 9 (which shall constitute the Delivery Schedule for this Contract Year commencing May 1, 2008) and shall be used solely for purposes of calculating the Final Price pursuant to Section 16.

On or before the 10th day of each month in each Contract Year, Buyer shall provide Seller with (i) its nomination of the quantity of Product it will require in the month that is two months after the month in which the nomination is being made (provided, however, that nominations for May, June, and July, 2008 shall be made upon signing this Contract), and (ii) one or more five day delivery windows and the estimated ullage at the beginning of each such delivery window. The nominations for each month shall form the basis for Seller’s delivery obligations for such month. The aggregate quantity nominated for the months of October, November, December, January, February and March of any Contract Year shall not exceed 300% of the aggregate quantity nominated for the months of April, May, June, July, August and September of such Contract Year. Buyer’s nomination for any month shall not be more than 10% higher or lower than the aggregate quantities for such month set out in the Delivery Schedule; provided; however, Buyer shall not be obligated to nominate more than the ullage of its tanks.

Seller agrees to make deliveries each month in quantities sufficient to allow Buyer to drawdown from its tanks the quantity nominated for such month. Provided that Seller always complies with Buyer’s requirements as set out in the proceeding sentence, and subject to the availability of berthage, Seller may schedule deliveries when elected by Seller. Buyer shall provide Seller with tank readings on Monday of each week.

10.	QUANTITY AND QUALITY MEASUREMENT

Quality shall be determined or witnessed by an international independent inspector chosen by Seller (in accordance with standard practice at the time of delivery) at the discharge port. Quantity shall be determined at the time of delivery per shore measurements, as determined or witnessed by a mutually agreed international independent inspector (in accordance with standard practice at the time of delivery) at the discharge port. The inspectors’ reports of quality and quantity shall, save fraud or manifest error, be binding on both parties. All inspection costs at the discharge port shall be for Buyer’s account.

11.	QUANTITY AND QUALITY CLAIMS TIME BAR

Seller shall in no event be liable for any quantity or quality claim unless the claim has been submitted to Seller in writing with all supporting documentation, within 60 days of the completion of discharge.

12.	TERMS OF DELIVERY

Delivered Ex-Ship one safe berth at the Delivery Point. Buyer is the importer of record and responsible for importation.

13.	AUTOMATED MANIFEST SYSTEM

(a)	Where the discharge port is located within the USA or US Territories. Seller shall advise the vessel of the requirements of the U.S Bureau of Customs and Border Protection ruling issued on December 5th 2003 under Federal Register Part II Department of Homeland Security 19 CFR Parts 4. 103, and will comply fully with these requirements for entering U.S ports (including far avoidance of doubt, the requirements of the “Automated Manifest System”).

(b)	If the discharge port is changed at Buyer’s request such that, despite Seller exercising all reasonable efforts pursuant to Clause (a), Seller’s nominated vessel is unable to comply with the notification period required by the U.S Bureau of Customs and Border Protection ruling issued on December 5th 2003 under Federal Register Part II Department of Homeland Security 19 CFR Parts 4, 103 (including for avoidance of doubt, the requirements of the “Automated Manifest System”):

(1)	any delay directly resulting from such non-compliance shall be for Buyer’s account; and

(2)	Seller shall not be liable for failure of performance directly resulting from such non- compliance.

14.	SELECTION OF VESSELS

The vessel shall be selected by Seller, provided, however, that the vessel shall at ail times meet the requirements of this Contract and any additional requirements of the discharge port.

15.	ISMS Compliance

(a)	Seller shall assure that the vessel shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (“ISPS Code”) and where the discharge port is within the USA and US territories or waters, with the US Maritime Transportation Security Act 2002 (“MTSA”).

(h)	The vessel shall when required submit a Declaration of Security to the appropriate authorities prior to arrival at the discharge port.

(c)	If at any time prior to the arrival of the vessel at the discharge port, the vessel ceases to comply with the requirements of the ISPS Code or MTSA:

(1)	Buyer shall have the right not to berth such vessel at the discharge port and any demurrage resulting shall not be for the account of the Buyer.

(2)	Seller shall be obliged to substitute for such vessel a vessel complying with the requirements of the ISPS Code and MTSA.

(d)	Buyer shall assure that the discharge port/terminal/installation shall comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of the ISPS Code, and if located within the USA and US territories, with the MTSA.

(e)	Any costs or expenses in respect of the vessel including demurrage or any additional charge, fee or duty levied on the vessel at the discharge port and actually incurred by the Seller resulting directly from the failure of the discharge port/terminal/installation to comply with the ISPS Code (and if located within the USA and US territories, with the MTSA) shall, except under the circumstances outline in Section 21(c) below, be for the account of the Buyer, including but not limited to the time required or costs incurred by the vessel in taking any action or any special or additional security measures required by the ISPS Code or MTSA

(f)	Save where the vessel has failed to comply with the requirements of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI the ISPS Code, and within the USA and US territories or waters, with the MTSA, the Buyer shall be responsible for any demurrage actually incurred by the Seller arising from delay to the vessel at the discharge port resulting directly from the vessel being required by the port facility or any relevant authority to take any action or any special or additional security measures or undergo additional inspections, by virtue of the vessel’s previous ports of call.

(g)	The Buyer’s liability to the Seller under this Contract for any costs, losses or expenses incurred by the vessel, the charterers or the vessel owners resulting from the failure of the discharge port/terminal/ installation to comply with the ISPS Code or MTSA shall be limited to the payment of demurrage and costs actually incurred by the vessel that Seller is obligated to pay in accordance with the provisions of this clause.

16.	PRICE

(a)

A provisional price for each cargo of Product (the “Provisional Price”) shall be calculated by Seller at the time of delivery of the cargo and shall be equal to the quantity of Product in the cargo multiplied by the Provisional Propane Price determined in accordance with Section 16(d)(5). The Provisional Price for a cargo shall be paid within 30 days of the Bill of Lading Date, it being agreed that if the thirtieth day following the day on which delivery commences is not a day on which banks are open in New York, New York, (a “Banking Day”) such thirty day period shall end on the immediately preceding Banking Day.

In addition to the Provisional Price, if Buyer requests that Seller deliver less than a Standard Shipload (as hereinafter defined), Buyer shall pay a fec of US$0.012 per US gallon for the full volume offloaded at the Delivery Point. No fee shall be payable if a partial shipment is delivered at the direction or request of Seller.

(b)	Following payment of the Preliminary Price for a cargo, the final price (the “Final Price”) for the cargo shall be calculated as follows:

(1)	For purposes of calculating the Final Price of a cargo only, Buyer shall be treated as having taken delivery during each Delivery Period of the quantity of Product set out in the then current Delivery Schedule. Such quantities shall be applied to cargos delivered on a first-in, first-out basis, and no quantities shall be treated as having been delivered from a cargo until all cargos with an earlier delivery date are treated as having been fully delivered.

(2)	The Final Price for a cargo shall be calculated by Buyer within ten days after the cargo is treated as having been fully delivered by adding together for all Delivery Periods in which Product from such cargo is treated as having been delivered, the product of (i) the quantity of Product treated as having been delivered from such cargo during such Delivery Period, multiplied by (ii) the Delivery Period Propane Price for the Pricing Period which is associated with such Delivery Period, determined in accordance with Section 16(d)(3).

(3)	If the Final Price for a cargo is higher than the Provisional Price for such cargo, Buyer shall pay to Seller the additional amount due, and if the Final Price for a cargo is less than the Provisional Price for such cargo, Seller shall refund the overpayment to Buyer, in each case, pursuant to Section 16(c).

(c)

Buyer shall submit a written pricing notice to Seller calculating the difference between the Final Price and the Provisional Price for the quantity of Product deemed to have been fully delivered during the Delivery Periods occurring in any month within ten days after the end of such month, and the net amount, if any, owed by Buyer to Seller, or by Seller to Buyer, in respect of such cargo. Any such amounts shall be settled as an addition to or credit against the amount owed by Buyer to Seller on the next invoice submitted by Seller hereunder, and if any such adjustment would reduce the amount of the invoice to less than zero, such amounts shall be carried over to subsequent invoices. If any such amounts are not fully recovered within 90 days from the end of the month to which they relate, or if no further Product is expected to be delivered under this Contract, the Party entitled to the un-recovered amount shall have the right to demand that the other Party pay such amount within ten days.

(d)	As used in this Contract:

(1)	The “Delivered Price” for any day during a Contract Year shall mean the arithmetic average of the mean of the high and the low price for the Mont Belvieu spot quotations as reported in the OPIS LP Report for TET Propane Any Current Month plus the differential for such Contract Year set out in the table attached hereto as Exhibit “A”. The Delivered Price for a Sunday or a Monday on which the OPIS LP Report is not published shall be equal to the Delivered Price for the next succeeding day for which the OPIS LP Report is published, and the Delivered Price for a Saturday or another day other than a Sunday or a Monday on which the OPIS LP Report is not published shall be equal to the Delivered Price for the immediately preceding day on which the OPIS LP Report is published.

(2)

The “Delivery Period” shall mean a period which either begins on the first day of a month and ends on the 15 th day of such month or begins on the 16th day of a month and end on the last day of such month. Each Contract Year is divided into twenty-four Delivery Periods.

(3)	The “Delivery Period Propane Price” for any Delivery Period shall mean the arithmetic average of the Delivered Price for each day during the Pricing Period for such Delivery Period.

(4)

The “Pricing Period” with respect to each Delivery Period that begins on the first day of a month, shall mean the period that begins on the 16th day of the immediately preceding month and ends on the last day of the immediately preceding month, and with respect to each Delivery Period that begins on the 16th day of a month, shall mean the period that begins on the first day of such month and ends on the 15th day of such month.

(5)	The “Provisional Propane Price” for a cargo shall be the Delivered Price calculated for the day on which Seller commences unloading the Cargo at Buyer’s facility.

17.	PAYMENT

Payment shall be made in U.S. Dollars by wire transfer, in full without discount, withholding, setoff or counterclaim, in immediately available funds.

18.	PAST DUE PAYMENTS

If any amounts due hereunder remain outstanding for more than five days past the due date thereof, such amounts shall be payable with interest at a rate equal to two percent (2%) above the JP Morgan Chase Bank, New York, N.Y. prime interest rate (or Citibank N.A. New York, New York prime interest rate if JP Morgan Chase Bank interest rate is unknown) in effect on the due date for such payments. Under no circumstances shall this interest be construed as an agreement by Seller to provide extended credit.

18.1 SECURITY

A.	Affiliated Security Provisions. So long as Buyer and Seller shall be affiliates, the following security provisions of this Section 18.1 A. alone shall apply:

Should Seller have reasonable grounds for insecurity with respect to the Buyer’s performance of this Contract, Seller shall inform Buyer of such fact in writing and demand adequate assurance of due performance, and until Seller receives such assurance it may, if commercially reasonable, suspend performance for which Seller has not received payment or reciprocal performance. The Parties agree that reasonableness of grounds for insecurity and the adequacy of any assurance offered shall be determined in accordance with applicable commercial standards. After its receipt of a justified written demand, Buyer’s failure to provide (within a reasonable time not exceeding thirty days) such assurance of due performance as is adequate under the circumstances of the particular case is a repudiation of this Contract.

B.

Non-Affiliated Security Provisions. Should Buyer and Seller cease to be affiliates during the term of this Contract, the following security provisions of this Sections 18.1 B. shall apply in addition to the provisions of Section 18.1 A. For purposes of this provision, the Buyer and Seller would be deemed “non-affiliated” should there be a significant decline in the level of Spectra Energy Corp direct or indirect ownership interest in DCP Midstream Partners, LP and related subsidiaries (i.e. either a change to less than 50% interest by Spectra Energy Corp in DCP Midstream, LLC or if DCP Midstream, LLC no longer maintains control of the general partner interest in DCP Midstream Partners, LP):

(1)	In addition to the provisions of Section 18.1A, Seller may implement the following security provisions if Seller is no longer affiliated with Buyer:

Seller shall establish a maximum open exposure (the “Credit Line”) for Buyer taking into consideration Buyer’s creditworthiness (or Buyer’s guarantor, if applicable). If Buyer’s outstanding obligations hereunder exceed at any time the Credit Line extended to Buyer, Seller may request and Buyer at Buyer’s option shall within five Banking Days of such request, either (i) establish an irrevocable stand-by letter of credit in a form and for an amount acceptable to Seller issued or confirmed by a first class bank acceptable to Seller, or (ii) prepay in immediately available funds on presentation of Seller’s commercial invoice.

(2)	Failure by Buyer to provide the required security within five Banking Days of request therefore by Seller shall be considered a material breach of contract. Upon such breach, Seller shall have the right upon written notice to Buyer to terminate this contract without in any way limiting any other remedies available to Seller.

(3)	Upon request by Seller, Buyer shall provide Seller with Buyer’s and/or Buyer’s guarantor’s (if applicable) audited annual financial statements or unaudited quarterly financial statements, as the case may be, and any public or private credit ratings by a nationally-recognized credit rating agency as may be available, in order for Seller to determine the financial standing of the Buyer and/or its guarantor (if applicable).

(4)	If at any time the financial standing of Buyer (or any guarantor, if applicable) or other person furnishing security in support of Buyer) in Seller’s reasonable opinion becomes impaired or unsatisfactory to Seller, Seller shall have the right to reduce the Credit Line that Buyer may have outstanding without providing additional security pursuant to the first paragraph of this Section 18.1 B(1) upon three days’ prior written notice to Buyer.

19.	BANK ACCOUNT DETAILS

Payment to be made in US Dollars free of all charges without withhold or offset to:

Payments to Seller:

For invoices prior to May 20, 2008:

JP Morgan Chase Bank

ABA No. 021 000021

Account No. *

For Credit to: Spectra Energy Corp

*Portions of this exhibit have been omitted pending a confidential treatment request filed with the Commission

For invoices after May 19, 2008:

JP Morgan Chase Bank

ABA No. 021 000021

Account No. *

For Credit to: Spectra Energy Propane, LLC

*Portions of this exhibit have been omitted pending a confidential treatment request filed with the Commission

Payments to Buyer:

JP Morgan Chase Bank

ABA No. 021 000021

Account No. *

For Credit to: DCP Assets Holding LP

*Portions of this exhibit have been omitted pending a confidential treatment request filed with the Commission

20.	WARRANTY OF TITLE

Seller hereby warrants to Buyer that at the time title in the Product delivered under this Contract passes to Buyer, Seller has the right to sell such Product to Buyer and Seller has good, unencumbered and marketable title to such Product.

21.	LAYTIME

(a)	When the vessel has arrived at the Brenton Reef Pilot Station, or other Coast Guard approved inspection site, and has been cleared by U.S. Coast Guard and is in all respects ready to proceed to Buyer’s facility to discharge the product, berth or no berth, the vessel’s master or his representative shall tender notice of readiness to Buyer by letter, telegraph, wireless or telephone. If the notice is by telephone, it shall be confirmed in writing within two hours of the telephone call. Vessel laytime allowed to Buyer, without demurrage charges, shall be based on a discharge rate of six hundred metric tons per hour, Saturdays, Sundays and holidays included, plus six hours after receipt of notice of readiness (N.O.R.)

(b)	Seller shall arrange for the vessel’s master or Seller’s agent to notify the Buyer of the E.T.A. 72, 48, and 24 hours in advance of the vessel’s arrival at the discharge port. Should the expected arrival hour change following the 48 hour arrival notice, the vessel’s master or Seller’s agent shall promptly notify the Buyer of the new arrival hour.

(c)	None of the following shall count against Buyer’s allowed laytime:

(1)	Time used in moving the vessel from anchorage to berth;

(2)	Time lost due to any delay in the vessel clearing her berth, caused by the vessel;

(3)	Time lost if Seller or any agency or authority having jurisdiction over the port or the dock prohibits the discharging of the product at any time unless the prohibition is caused by facility’s failure to comply with applicable laws and regulations;

(4)	Time lost in awaiting U.S. Coast Guard, Customs and Immigration clearance;

(5)	Any time lost or delay caused by port restrictions imposed by any agency or authority having jurisdiction over the port or the dock, such as restrictions relating to tides, dark hours, minimum safety visibility, time waiting for daylight and like conditions; or

(6)	Time lost or delay caused by strike, lockout, stoppage or restraint of labor for master, officers and crew of the vessel or tugboat or pilots.

(d)	If used laytime exceeds allowed laytime for discharging because of Buyer’s inability to receive cargo, then Buyer shall pay for the excess laytime at the demurrage rate per hour.

(e)	If, however, demurrage shall be incurred by reason of fire, explosion, storm or by a strike, lockout, stoppage or restraint of labor or by breakdown of machinery or equipment in or about the dock, or in or about Buyer’s Facility, the rate of demurrage shall be reduced to one half of the rate for demurrage so incurred.

(f)	All charges at the discharge port, other than those defined by Worldscale as being for owners’ account (including the expense if any, of shifting berth at the discharge port, unless such shift shall be for the vessels’ purposes), shall he paid by Buyer.

22.	DEMURRAGE

The demurrage rate shall be calculated in accordance with the Braefoot Bay Assessment for the vessel size used, as such Assessment is in effect on notice of readiness date, and if Braefoot Bay Assessment is unavailable on any day, the Sullom Voe Assessment shall be used instead. Demurrage charges shall be prorated to the number of hours of actual laytirne in excess of allowed laytime.

Seller will promptly invoice Buyer for any claimed demurrage charges, including such documentation as Buyer may reasonably require to verify the calculation of such charges. Buyer will pay all undisputed demurrage charges, without offset, deduction or counterclaim, promptly upon receipt of any invoice from Seller. If Buyer disputes any portion of Seller’s demurrage claim, it will promptly notify Seller and the parties will negotiate in good faith to promptly resolve such dispute. Buyer will promptly pay the amount of disputed charges corresponding to the sum agreed between Seller and Buyer.

23.	RISK AND TITLE

Title to Product, as well as risk of loss or damage thereto, shall pass from Seller to Buyer as the Product passes the flange between the vessel’s cargo discharge manifold and the receiving hose at the Delivery Point. Delivery of the Product shall be deemed to occur when title to and risk of the Product pass to Buyer. Any loss or damage to the Product occurring during the discharge that is caused by or through the fault of the receiving facilities shall be for the account of Buyer. Any loss or damage to the Product occurring during the discharge that is caused through the fault of the vessel shall he for the account of Seller.

24.	FORCE MAJEURE AND EXEMPTION FROM RESPONSIBILITY

(a)	No Party shall be liable for losses or damages of any kind arising from any delay or partial or total non-compliance with the obligations set forth in this Contract that are caused by an Event of Force Majeure; provided, however, there is no fault or negligence on the part of the claiming Party.

(b)	Event of Force Majeure

(1)	An “Event of Force Majeure” shall mean any unforeseen or irresistible event that occurs beyond the reasonable control of the Party claiming the Event of Force Majeure and that could not be prevented or overcome by such Party despite its diligence. As a way of example, and provided that such events meet the definition of an Event of Force Majeure as set out in the preceding sentence, the following events (among others) shall constitute Events of Force Majeure: earthquakes, lightning, storms, floods, fires, strikes, factory work stoppages (other than work stoppages involving a Party or an affiliate of a Party), war (for the avoidance of any doubt, the term “war” includes wars which have the impact on the country(ies) of the Parties even their country(ies) is/are not directly involved in such war), state of mobilization, blockades, quarantine restrictions, embargoes, civil disturbances, restrictions imposed by governmental authorities, explosions, lack of electrical power used to make and/or receive the delivery of Product, closing of the ports by the port authorities, and in general any event that would have the direct or indirect effect, either temporary or permanent in nature, of preventing or of creating a particular danger for the extraction, pumping, storage, delivery, or removal of the Product at the loading port. The failure of Seller’s suppliers to deliver Product to Seller shall constitute an Event of Force Majeure to the extent that such failure is excused by an event of force majeure in Seller’s contract with its supplier.

(2)	The Party wishing to declare an Event of Force Majeure shall notify the other Party of the Event of Force Majeure provided that reasonable particulars of the events causing such declaration in writing as soon as possible and at no later than three (3) days after the occurrence of the Event of Force Majeure. If an Event of Force Majeure has been declared, and as a result, Seller is unable to deliver all of the quantities of Product that it is obligated to deliver under this Contract, or Buyer is unable to accept delivery of all of the quantities of Product that it is obligated to accept deliver of under this Contract, the Parties shall meet to determine whether (i) the quantity of Product that was to be delivered or accepted under this Contract should be permanently reduced by the quantities that were not delivered because of the Event of Force Majeure, without that having any effect on the remainder of this Contract; or (ii) once the Event of Force Majeure is rectified, the quantities affected by the Event of Force Majeure should be delivered subsequently pursuant to the terms of this Contract. If the Parties are unable to agree, the Party which did not declare the Event of Force Majeure shall be entitled to decide.

(3)	The Party declaring the Event of Force Majeure shall use commercially reasonable endeavors to ensure the resumption of normal performance of this Contract at the earliest possible date. If the F.vent of Force Majeure event shall continue for a period in excess of thirty (30) days, the Parties shall meet to discuss the possible solutions to the Event of Force Majeure.

(4)	Neither Party shall be entitled to the benefit of the provisions of this Section 25 to the extent its performance is affected by any or all of the following circumstances: (i) economic hardship, to include, without limitation, Seller’s ability to sell Product at a higher or more advantageous price than the Contract Price, Buyer’s ability to purchase Product at a lower or more advantageous price than the Contract Price; (ii) the loss of Buyer’s market(s) or Buyer’s inability to use or resell Product purchased hereunder, except, in either case, as provided in Section 16.1; or (iii) the loss or failure of Seller’s Product supply or depletion of Product stores, except, in either case, as provided in Section 25(b)(1). Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the party experiencing such disturbance.

25.	LAW AND DISPUTE RESOLUTION

This Contract shall be interpreted in accordance with, and Seller’s and Buyer’s respective rights and liabilities hereunder shall be determined by, the laws at the time in effect in the State of New York, U.S.A.

Any dispute between the parties regarding interpretation of this Contract, their respective rights and liabilities hereunder, or any other matter arising out of or in connection with this Contract, shall, at the request of either party by notice to the other, be settled by arbitration in New York, New York, to the exclusion of any other forum or jurisdiction, by one Arbitrator, appointed by agreement of the parties. If an agreement is not reached within thirty days of the request either party may apply for an appointment by the Chief Judge of the United States District Court for the Southern District of New York, who shall have power to make the appointment. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the determination of the arbitrator shall be conclusive on the parties and shall include a statement of the reason for the decision.

Unless a Party requests arbitration within two years of the occurrence in dispute, all claims related to the occurrence are barred.

The UN Convention on Contracts for the International Sale of Goods (1980) shall not apply.

26.	LIMITATION OF LIABILITY

Neither Seller nor Buyer shall be liable for consequential, indirect or special losses or damage of any kind arising out of or in any way connected with the conclusion, the performance or the termination of this Contract.

27.	OTHER TERMS AND CONDITIONS

CONTRACTUAL CONTACT:

NAME:                       R Paul

TELEPHONE NO:    (713) 735-3739

FAX NO:                    (713) 735-3106

OPERATIONS CONTACT:

NAME:                       Robert White

TELEPHONE NO.    (866) 363-1075

FAX NO:                    (401) 792-7140

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate by their respective duly authorized officers as of the date first written above.

SPECTRA ENERGY PROPANE LLC	Gas Supply Resources LLC

\s\ William S. Garner	\s\ William Waldheim
Name: William S. Garner	Name: William Waldheim

Title: President	Title: Group Vice President

Date: As of May 1, 2008	Date: June 7, 2008

EXHIBIT “A”

TO

PROPANE SALES CONTRACT BETWEEN

SPECTRA ENERGY PROPANE. LLC, AS SELLER AND

GAS SUPPLY RESOURCES LLC, AS BUYER

Table of Differentials Used to Determine

the Delivered Price for each Contract Year

Contract Year	Differential
1	*
2	*
3	*
4	*
5	*
6	*

*	Portions of this exhibit have been omitted pending a confidential treatment request filed with the Commission.